UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2008

LIPID SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-497	43-0433090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

7068 Koll Center Parkway, Suite 401, Pleasanton, California		94566
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (925) 249-4000

(Former name or former address, if changed since last report.) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 6, 2008, Lipid Sciences, Inc. (the “Company”) received a letter from The Nasdaq Stock Market Inc. stating that the Company’s common stock will be delisted from The Nasdaq Capital Market as of the opening of business on August 15, 2008 because the Company does not comply with the minimum $2.5 million in stockholders’ equity, $35 million market capitalization, or $500,000 net income requirements for continued listing on The Nasdaq Capital Market set forth in Marketplace Rule 4310(c)(3).  The Company has the right to appeal the Nasdaq Staff determination to a Nasdaq Listings Qualifications Panel.  The Company intends to request a hearing before August 13, 2008 which will automatically stay the delisting of the Company’s common stock until the Panel reaches a decision.  There can be no assurance that the Panel will grant the Company’s request for continued listing.

On August 11, 2008, the Company issued a press release announcing that it had received the letter from Nasdaq.  A copy of the Company’s press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Press release entitled “Lipid Sciences Receives Staff Determination Pursuant to Marketplace Rule 4310(C)(3) From Nasdaq.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lipid Sciences, Inc.

Date: August 11, 2008	By:	/s/ Sandra Gardiner
Sandra Gardiner
Chief Financial Officer